[Form of Opinion]

Exhibit 8.1

DEWEY BALLANTINE LLP

1301 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10019-6092
TEL 212 259-8000 FAX 212 259-6333

          , 2007

PXRE Group Ltd.
PXRE House
110 Pitts Bay Road
Pembroke HM 08
Bermuda

Ladies and Gentlemen:

We have acted as special United States tax counsel to the Special Committee of the Board of Directors of PXRE Group Ltd., a company organized under the laws of Bermuda (“PXRE”), in connection with the proposed merger of PXMS Inc., a newly formed Delaware corporation and wholly owned subsidiary of PXRE (“Merger Sub”), with and into Argonaut Group, Inc., a Delaware corporation (“Argonaut”), with Argonaut surviving (the “Merger”). The Merger will be effectuated pursuant to the Agreement and Plan of Merger, dated as of March 14, 2007 (the “Merger Agreement”), by and among PXRE, Merger Sub and Argonaut. Capitalized terms used in this letter which are not otherwise defined herein have the meanings assigned to them in the Merger Agreement.

In this capacity, we have participated in the preparation of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) as of the date hereof (the ”Registration Statement”), in respect of the proposed acquisition of Argonaut by PXRE. We have examined the Merger Agreement, the Registration Statement, the representation letters of PXRE and Argonaut, both dated          , 2007, which have been delivered to us for purposes of this opinion (the “Officers’ Certificates”), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

In addition, we have assumed with your consent that (i) the merger of Merger Sub with and into Argonaut will be consummated in the manner contemplated in the Registration Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Registration Statement and the other documents referred to herein are, and, as of the effective time of the Merger, will be, true, accurate, and complete, (iii) the representations and other statements set forth in each of the Officers’ Certificates are, and as of the effective time of the Merger, will be, true, accurate, and complete, (iv) any representation or other statement in the Officers’ Certificates or the other documents referred to herein made “to the best of the knowledge” or similarly qualified is, and, at the effective time of the Merger, will be, in each case, correct without such qualification, (v) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the Officers’ Certificates, and (vi) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations set forth in the Officers’ Certificates, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations or other information on which we have relied in rendering our opinion is incorrect.

NEW YORK  WASHINGTON, D.C.  LOS ANGELES  EAST PALO ALTO  AUSTIN
LONDON  WARSAW  FRANKFURT  MILAN  ROME  BEIJING

Based on the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that (i) PXRE should not recognize gain or loss for United States federal income tax purposes solely as a result of the Merger and (ii) the Merger should not cause PXRE or any Affiliate of PXRE to be treated as a domestic corporation under Section 7874(b) of the Code. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger or any other transactions contemplated by the Merger Agreement.

This opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. This opinion is provided to you solely as a legal opinion and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein and render such conclusions invalid. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion letter is intended solely for your benefit in connection with the transactions contemplated by the Merger Agreement and may not be relied upon or used in any manner by any other person or entity or for any other purpose without our express prior written consent and may not be quoted in whole or in part or otherwise referred to in (or be the basis for) any report or document furnished to any person or entity, except in connection with the inspection of the addressee’s files by internal company or government auditors or examiners.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and to this opinion in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission as promulgated thereunder.

Very truly yours,